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                                                                     Exhibit 12

CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
                       October 25,   October 31,    October 30,    October 29,    October 27,   January 28,    January 26,
                          1996          1997           1998           1999           2000          2000            2001
                       -----------   -----------    -----------    -----------    -----------   -----------    -----------
Ratio of Earnings to
  Fixed Charges             26.0         18.3            13.6            7.4           6.9           4.5            1.6


Adjusted Income:

  Pre Tax Income          93,043      109,177         118,788        135,086       141,746        18,854          8,332

  Fixed Charges:

    Interest Expense       3,029        5,294          10,707         19,089        21,989         4,903         14,214
    Interest Portion of
      Operating Leases       850        1,000           1,050          1,900         1,925           475            480
                       -----------   -----------    -----------    -----------    -----------   -----------    -----------
                          96,922      115,471         130,545        156,075       165,660        24,232         23,026

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